UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM SD
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 Specialized Disclosure Report
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BLOOM ENERGY CORPORATION

(Exact name of registrant as specified in its charter)
_________________________

Delaware	001-38598	77-0565408
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4353 North First Street, San Jose, California 95134
(Address of principal executive offices) (Zip Code)

Shawn M Soderberg, EVP, General Counsel & Secretary, (408) 543-1500
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:
☒ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2019.

Item 1.01 Conflict Minerals Disclosure And Report.

Conflict Minerals Disclosure
This Form SD is filed by Bloom Energy Corporation (the “Company”) pursuant to Rule 13p-1 promulgated under the Securities Exchange Act, as amended, for the calendar year ended December 31, 2019.

A copy of the Company’s Conflict Minerals Report is provided as Exhibit 1.01 to this Form SD and incorporated by reference herein, and is publicly available at investor.bloomenergy.com/. The website and information accessible through it are not incorporated into this document.

Item 1.02 Exhibit.
The Conflict Minerals Report required by Item 1.01 is filed as Exhibit 1.01 to this Form SD.

Item 2.01. Exhibits.

Exhibit No.	Description of Exhibit
1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BLOOM ENERGY CORPORATION

Dated:	May 27, 2020	By:	/s/ Shawn Soderberg
		Name:	Shawn M. Soderberg
		Title:	EVP, General Counsel and Secretary

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